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                                                                   Exhibit 99.1
FOR IMMEDIATE RELEASE

WARRIOR ENERGY SERVICES CORPORATION ANNOUNCES EXECUTION OF
AMENDED CREDIT AGREEMENT


Tuesday, August 15, 2006


         Columbus, Mississippi. Warrior Energy Services Corporation (NASDAQ -
WARR) ("Warrior Energy" or the "Company") announced today that it has entered into an amendment to its Second Amended and Restated Credit Agreement ("Credit Agreement") with General Electric Capital Corporation.

         The principal amendments to the Credit Agreement effected are to increase the revolving credit facility by $15.0 million to a revolving credit facility limit of up to $30.0 million, subject to certain limitations, and to increase the lending limit on the capital expenditure loan facility by $20.0 million to a lending limit of up to $25.0 million, also subject to certain limitations. As amended, the Credit Agreement provides a total financing facility of $85.0 million, including a term loan of $30.0 million borrowed in December 2005.

         Additional changes effected by the amendment are to extend the date through which capital expenditure loans are available to be made by six months to June 16, 2007 and to increase further the maximum amount of capital expenditures the Company is permitted to make to $45.0 million during the year ended December 31, 2006, $50.0 million during the year ended December 31, 2007, and $40.0 million during the year ended December 31 2008.

         The repayment provisions of the capital expenditure loan were amended to provide that the capital expenditure loan is to be repaid in eight quarterly installments commencing January 1, 2007 and continuing thereafter with the first two installments to be equal to $250,000 and the last six installments to be equal to the sum of $250,000 plus 1/20th of the principal amount of the capital expenditure loan funded on or after August 14, 2006. A final ninth installment is due and payable on December 16, 2008 and is to be in the amount of the entire remaining balance of the capital expenditure loan.

         The Credit Agreement was further amended to enable us to request and the lenders agreed to provide or enable the issuance to us of letters of credit and to provide that the interest rate margins above the Index Rate are amended to provide for the addition of two lower-bracket interest rate margins if certain more favorable ratios of funded debt to EBITDA are achieved.

         The Company also stated that its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the Commission on June 11, 2006 reclassified certain amounts that were reflected as a financing use of cash in the Company's press release issued on August 10, 2006. A change of control payment in the amount of approximately $1.6 million made during the quarter ended June 30, 2006 was reclassified and removed as a deduction from cash flows from financing activities and was deducted from cash flows from operating activities. The payment had been accrued for and expensed during the fourth quarter of the year ended December 31, 2005 and therefore there was no effect on the Company's operating results for the three or six months ended June 30, 2006. There also was no effect on the Company's cash and cash equivalents at June 30, 2006.


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         Warrior Energy Services Corporation is a natural gas and oil service company providing services to natural gas and oil well operators in the most active basins in the continental United States and in the Gulf of Mexico. It is headquartered in Columbus, Mississippi. Additional information may be obtained by contacting Mr. Rob McNally, Executive Vice President, at (832) 775-0016 or visiting the Company's website at www.warriorenergyservices.com.


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Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private
Securities Litigation Reform Act of 1995.

         With the exception of historical matters, the matters discussed in this press release are "forward-looking statements" as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company intends that the forward-looking statements herein be covered by the safe-harbor provisions for forward-looking statements contained in the Securities Exchange Act of 1934, as amended, and this statement is included for the purpose of complying with these safe-harbor provisions. Such forward-looking statements relate to the Company's ability to generate revenues and maintain profitability and cash flow, the stability and level of prices for natural gas and oil, predictions and expectations as to the fluctuations in the levels of natural gas and oil prices, pricing in the natural gas and oil services industry and the willingness of customers to commit for natural gas and oil well services, the Company's ability to implement its intended business plans, which include, among other things, the implementation of its previously announced growth initiatives and business strategy and goals, the Company's ability to raise additional debt or equity capital to meet its requirements and to implement its intended growth initiatives and to obtain additional financing to fund that growth when required, the Company's ability to maintain compliance with the covenants of its credit agreement and obtain waivers of violations that occur and consents to amendments as required, the Company's ability to compete in the premium natural gas and oil services market, the Company's ability to re-deploy its equipment among regional operations as required, the Company's ability to provide services using state of the art tooling and its ability to successfully integrate and operate the well intervention operations acquired from Bobcat. The Company's revenues and net income are dependent on the level of exploration, development and production expenditures by its customers. The Company's forward-looking statements also include the possible completion of any future business acquisition transactions. The inability of the Company to meet these goals, objectives or requirements or the consequences on the Company from adverse developments in general economic conditions, changes in capital markets, adverse developments in the natural gas and oil industry and declines and fluctuations in the prices for natural gas and oil, developments in international relations and the commencement or expansion of hostilities by the United States or other governments and events of terrorism, weather events disrupting natural gas and oil operations and other factors could have a material adverse effect on the Company. Material declines in the prices for natural gas and oil can be expected to adversely affect the Company's revenues. The Company cautions readers that various risk factors could cause the Company's operating results and financial condition to differ materially from those expressed in any forward-looking statements made by the Company and could adversely affect the Company's ability to pursue its business strategy and plans. Readers should refer to the Company's Annual Report on Form 10-K and the risk factors disclosed therein.
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